Exhibit 99.1

NAPCO Announces Third Quarter Sales Increase of 4.2% and EPS of $0.17 vs. $0.06 Last Year

AMITYVILLE, N.Y.--(BUSINESS WIRE)--NAPCO Security Systems, Inc., (Nasdaq: NSSC), one of the world’s leading suppliers of high performance electronic security equipment for over 30 years, today announced financial results for its third quarter ended March 31, 2008.

Net sales for the three months ended March 31, 2008 were $16.2 million, compared to $15.6 million for the same quarter a year earlier, an increase of 4.2%. Net income for the quarter was $3.3 million, or $0.17 per diluted share, compared to net income of $1.1 million or $0.06 per diluted share, for the same year ago period. Net sales for the nine months ended March 31, 2008 was $46.3 million as compared to $45.7 million for the prior year period, an increase of 1.3%. Net income for the nine months ended March 31, 2008 was $4.8 million or $0.24 per diluted share, compared to $3.2 million or $0.16 per diluted share in the prior year period. The Company’s Net Income of $3.3 million was the highest quarterly net income ever in the Company’s history. This was largely due to a one-time tax benefit of $2.1 million, which represents a reversal of a previous tax liability that is no longer required and relates to the Company’s offshore operation in the Dominican Republic.

Richard Soloway, Chairman and President, noted, “I am pleased that for the second quarter in a row we produced year over year increases on both the top and bottom line. We have continued to see strong growth in our International Sales, which increased 18% and 25% for the three and nine months ended March 31, 2008, respectively, over the same periods a year ago. In addition, International Sales have now had sequential growth for 2 quarters in a row. Our door technology products, which carry a higher gross margin than many of our other products, grew 8% this quarter. In addition, the Company benefited this quarter as a result of the new tax structure we implemented last quarter. This benefit should continue in future quarters.

“The Company’s inventory levels continued to increase significantly during the third quarter of fiscal 2008 for the following reasons: we level-load our manufacturing plant; we built inventory to support the introduction of the Company’s new Freedom 64 coded and code-less intrusion alarm systems, the new iSeeVideo product line and several other key new products. The inventory also increased due to higher forecasted sales versus actual. The inventory increase has centered on core components and new products. The Company has previously initiated several steps in order to reduce inventory levels and it is our expectation that we will begin seeing noticeable reductions during the fourth quarter of fiscal 2008 and continuing in fiscal 2009.”

Mr. Soloway concluded, “We are extremely confident about our long-term growth prospects. We believe that even though many companies are struggling in the weak economic climate of today, our Company is in a very good position to grow and prosper in the essential security and life-safety industry. By providing cutting-edge products to an ever expanding population of worldwide security system dealers and adding product lines in burgeoning market segments such as our iSeeVideo that provides Napco and its dealers with new sources of recurring monthly service revenue, we believe we can achieve our objectives of continued greater sales, profits and gains in shareholder value.”

About NAPCO Security Systems, Inc.

NAPCO Security Systems, Inc. is one of the world’s leading manufactures of technologically advanced electronic security equipment including intrusion and fire alarm systems, access control systems and door technology products. The Company’s products, including those of Alarm Lock and Continental Instruments, feature some of the most popular and best-selling control panels, sensors, door technology products and access control products. They are used in residential, commercial, institutional, industrial and governmental applications. NAPCO security products have earned a reputation for technical excellence, reliability and innovation, poising the Company for revenue growth in the rapidly expanding electronic security market, a Market whose current size exceeds $30 billion.

For additional information on NAPCO, visit the Company’s website at www.napcosecurity.com.

This press release contains forward-looking statements that involve numerous risks and uncertainties. Actual results, performance or achievements could differ materially form those anticipated in such forward-looking statements as a result of certain factors, including those set forth in the Company’s filings with the Securities and Exchange Commission.

NAPCO SECURITY SYSTEMS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (unaudited)

	Three Months Ended
	March 31,
	2008	2007
	(in thousands, except share and per share data)

Net sales	$16,222	$15,566
Cost of sales	10,699	10,072

Gross Profit	5,523	5,494
Selling, general and administrative expenses	3,955	4,226

Operating Income	1,568	1,268

Interest expense, net	216	168
Other expenses, net	12	4

Other expenses	228	172

Income Before Minority Interest and
(Benefit) Provision for Income Taxes	1,340	1,096

Minority interest in loss of subsidiary	33	41

Income Before (Benefit) Provision for Income Taxes	1,373	1,137

(Benefit) provision for income taxes	(1,904)	5

Net Income	$3,277	$1,132

Earnings per common share:

Basic	$0.17	$0.06

Diluted	$0.17	$0.06

Weighted average number of common shares outstanding:

Basic	19,092,487	20,078,996

Diluted	19,626,043	20,576,505

NAPCO SECURITY SYSTEMS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (unaudited)

	Nine Months Ended
	March 31,
	2008	2007
	(in thousands, except share and per share data)

Net sales	$46,264	$45,672
Cost of sales	30,356	28,794

Gross Profit	15,908	16,878
Selling, general and administrative expenses	12,252	12,205

Operating Income	3,656	4,673

Interest expense, net	635	377
Other expenses, net	30	13

Other expenses	665	390

Income Before Minority Interest and
(Benefit) Provision for Income Taxes	2,991	4,283

Minority interest in loss of subsidiary	92	95

Income Before (Benefit) Provision for Income Taxes	3,083	4,378

(Benefit) Provision for income taxes	(1,741)	1,150

Net Income	$4,824	$3,228

Earnings per common share:

Basic	$0.25	$0.16

Diluted	$0.24	$0.16

Weighted average number of common shares outstanding:

Basic	19,319,967	20,021,196

Diluted	19,873,655	20,673,139

NAPCO SECURITY SYSTEMS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31,	June 30,
ASSETS	2008 (unaudited)	2007
	(in thousands, except share data)
Current Assets:
Cash and cash equivalents	$2,060	$1,748
Accounts receivable, less reserve for doubtful accounts	21,808	25,579
Inventories, net	26,057	21,342
Prepaid expenses and other current assets	1,291	1,171
Income tax receivable	443	-
Deferred income taxes	765	1,050

Total Current Assets	52,424	50,890
Inventories - non-current, net	8,623	6,881
Property, plant and equipment, net	8,950	9,135
Goodwill, net	9,686	9,686
Other assets	306	193

Total Assets	$79,989	$76,785

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
Accounts payable	$6,173	$5,045
Accrued expenses	1,062	1,638
Accrued salaries and wages	2,149	2,631
Accrued income taxes	-	96

Total Current Liabilities	9,384	9,410

Long-term debt	13,900	10,900
Accrued income taxes	288	1,836
Deferred income taxes	1,680	1,235
Minority interest in subsidiary	147	147

Total Liabilities	25,399	23,528

Stockholders' Equity:
Common stock, par value $.01 per share;
40,000,000 shares authorized, 20,092,473 and
20,090,313 shares issued and 19,092,473 and
19,665,141 shares outstanding, respectively	201	201
Additional paid-in capital	13,366	13,147
Retained earnings	46,638	42,299

	60,205	55,647
Less: Treasury Stock, at cost (1,000,000 and 425,172 shares, respectively)	(5,615)	(2,390)

Total stockholders' equity	54,590	53,257

Total Liabilities and Stockholders' Equity	$79,989	$76,785

CONTACT:
NAPCO Security Systems, Inc.
Richard L. Soloway, CEO
Kevin S. Buchel, Senior VP
631-842-9400 ext. 120
or
Wolfe Axelrod Weinberger Assoc. LLC
Donald Weinberger, 212-370-4500
Fax: 212-370-4505
don@wolfeaxelrod.com